Exhibit 3(i)

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF

SERIES B PREFERRED STOCK

(Par Value $0.001)

OF

TRIDENT MICROSYSTEMS, INC.

(Pursuant to Section 303 of the General Corporation Law of the State of Delaware)

Trident Microsystems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 303 thereof, hereby certifies as follows:

1. Sections 4(a)(i), 4(a)(ii) and 4(a)(iii) of the Amended and Restated Certificate of Designation of Series B Preferred Stock (the “Series B Certificate of Designation”) are hereby amended and restated in their entirety to read in full as provided in the following indented paragraphs:

Section 4(a)(i). The Board shall consist of a number of Directors of two (2) to five (5) with the specific number of Directors at any time to be fixed by the Board by the adoption of a resolution by a majority of the number of Directors then in office (whether or not there exist any vacancies in the previously authorized number of directorships at the time such resolution is presented).

Section 4(a)(ii). The Series B Holders shall not be entitled to nominate or elect any directors and no director shall be deemed to be a Series B Director.

Section 4(a)(iii). [RESERVED]

2. The foregoing amendments of the Series B Certificate of Designation have been duly ordered by the United States Bankruptcy Court for the District of Delaware in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware.

3. This amendment to the Series B Certificate of Designation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of Delaware.

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IN WITNESS WHEREOF, Trident Microsystems, Inc. has caused this Certificate of Amendment to be signed by David L. Teichmann, Executive Vice President General Counsel and Corporate Secretary, this 9th day of July, 2012.

Trident Microsystems, Inc.

By:	/s/ David L. Teichmann
David L. Teichmann
Executive Vice President General Counsel & Corporate Secretary

Signature Page to the Certificate of Amendment

of the Amended and Restated Certificate of Designation of Series B Preferred Stock